OPEN PLAN SYSTEMS, INC.
                     EXHIBIT 11 - STATEMENT RE: COMPUTATION
                              OF PER SHARE EARNINGS
                    (amounts in thousands, except per share)

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

                                                             Three Months ended
                                                                  March 31
                                                          1997                1996
                                                   ---------------------------------------

Weighted average shares outstanding during the
   period                                                    4,472               2,430

                                                   ---------------------------------------
Average number of shares assumed outstanding during the period approximating the number  of shares  sold (at the  initial  offering  price of $10) to fund the final S-Corporation distribution
                                                                 --                270
                                                   ---------------------------------------
 Total                                                       4,472               2,700
                                                   =======================================


Net loss used in computation                         $        (315)
                                                   ====================

Loss per common share                                $        (.07)
                                                   ====================

Pro forma net income used in computation
                                                                         $         558
                                                                       ===================

Pro forma earnings per common share                                      $         .21
                                                                       ===================


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